This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 28, 2009

PROSPECTUS SUPPLEMENT
(To prospectus dated September 22, 2008)

$

$                           % Senior Notes due
$                           % Senior Notes due

Pennsylvania Electric Company is offering $  aggregate principal amount of our  % Senior Notes due   or   Notes, and $   aggregate principal amount of our  % Senior Notes due  , or   Notes. We refer to the  Notes and the   Notes collectively as the Senior Notes. Interest on each series of the Senior Notes will be payable semi-annually on each April 1 and October 1 of each year, beginning April 1, 2010, and at maturity. The   Notes will mature on April 1,   and the   Notes will mature on October 1,  . The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, including other series of our currently outstanding senior notes.

We may redeem the Senior Notes from time to time, in whole or in part, prior to their maturity at the redemption prices described in this prospectus supplement. The Senior Notes do not provide for a sinking fund. For a more detailed description of the Senior Notes, see “Description of Senior Notes” beginning on page S-9.

The Senior Notes will not be listed on any national securities exchange. Currently, there is no public market for the Senior Notes.

Investing in the Senior Notes involves risks. See “Risk Factors” in this prospectus supplement beginning on page S-5 and in the documents incorporated by reference in the accompanying prospectus dated September 22, 2008.

	Per Note	Total	Per Note	Total
Price to Public(1)	%	$	%	$
Underwriting Discounts and Commissions	%	$	%	$
Proceeds, before expenses, to Pennsylvania Electric Company	%	$	%	$

(1)	Plus accrued interest, if any, from September , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Senior Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York, on or about September  , 2009.

Joint Book-Running Managers

BofA Merrill Lynch	Citi	J.P. Morgan	Wells Fargo Securities

The date of this prospectus supplement is September  , 2009.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about our company and about the Senior Notes. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. Neither we nor any underwriter, agent or dealer has authorized anyone to provide you with information that is different. Neither we nor any underwriter, agent or dealer is making an offer of the Senior Notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

This prospectus supplement and the accompanying prospectus contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995). Forward- looking statements should be read with the cautionary statements in the accompanying prospectus under the heading “Forward-Looking Statements” and in certain of the incorporated documents under the heading “Forward-Looking Statements,” and the important factors discussed in this prospectus supplement, the accompanying prospectus and in the incorporated documents.

In this prospectus supplement, unless the context indicates otherwise, the words “Pennsylvania Electric,” “we,” “our,” “ours” and “us” refer to Pennsylvania Electric Company.

S-i

SUMMARY

This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated in the accompanying prospectus, before making an investment decision.

Pennsylvania Electric Company

We are a wholly owned electric utility operating subsidiary of FirstEnergy Corp., or FirstEnergy. FirstEnergy is a diversified energy company headquartered in Akron, Ohio. We conduct business in northern and south central Pennsylvania, providing regulated transmission and distribution services. We also provide generation services to those customers electing to retain us as their power supplier. We have a partial requirements wholesale power sales agreement with our affiliate FirstEnergy Solutions Corp., or FES, to supply a portion of our default service obligations at fixed prices through 2009. This sales agreement is renewed annually unless cancelled by either party with at least a sixty day written notice prior to the end of the calendar year.

Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.

Recent Developments

Transmission Service Charge

On May 22, 2008, the Pennsylvania Public Utility Commission, or PPUC, approved annual updates to the Transmission Service Charge, or TSC, rider for us and Metropolitan Edison Company, or Met-Ed, for the period June 1, 2008 through May 31, 2009. As more fully described in our Quarterly Report on Form 10-Q for the period ended June 30, 2009, various intervenors filed complaints against those filings.

On August 11, 2009, the Administrative Law Judge, or ALJ, issued a Recommended Decision, or RD, to the PPUC recommending the dismissal of the complaints of all the intervenors and also recommending approval of our and Met-Ed’s proposed TSC rates as filed. Exceptions to that decision were filed on August 31, 2009 and reply exceptions were filed on September 10, 2009.

Default Service Program

On February 20, 2009, we and Met-Ed filed with the PPUC a default service program, or DSP, that addresses generation procurement covering the period January 1, 2011 through May 31, 2013. Our and Met-Ed’s plan is designed to provide adequate and reliable service via a prudent mix of long-term, short-term and spot market generation supply, as required by Act 129. The plan proposes a staggered procurement schedule, which varies by customer class, through the use of a descending clock auction. On August 12, 2009, a unanimous settlement was reached on all but two issues between us and various intervenors to the proceeding. Those intervenors included a number of consumer advocacy groups and four different energy generation suppliers, or EGS, among others. Those two issues were subsequently addressed in main and reply briefs. The settlement generally adopted our plan as proposed regarding full requirement tranches, a descending clock auction and procurement schedule, among other issues. However, a number of changes did result from the settlement. Those changes include requiring us to procure 25% of the energy for residential customers via a portfolio of block and spot purchases as opposed to full requirement tranches and to commit to a purchase of receivables, or POR, program for the benefit of our commercial and residential customers. The POR allows us to terminate service to customers for nonpayment for the participating EGS’ portion of the bill. Additional details regarding the POR will be addressed when we file an updated tariff in March 2010. A RD was issued by the ALJ on September 2, 2009, finding in favor of us and Met- Ed on the two remaining issues. Exceptions to that decision were filed on September 22, 2009 and reply exceptions are due on October 2, 2009. We and Met-Ed anticipate PPUC approval of our and Met-Ed’s plan in November 2009.

Non-Utility Generation Charge Settlement Compliance

On March 31, 2009, we and Met-Ed submitted a 5-year Non-Utility Generation Charge, or NUG, Settlement Compliance filing to the PPUC in accordance with our and Met-Ed’s 1998 Restructuring Settlement. Met-Ed proposed to reduce its Competitive Transition Charge, or CTC, rate for the residential class with a corresponding increase in the generation rate and the shopping credit, and we proposed to reduce our CTC rate to zero for all classes with a corresponding increase in the generation rate and the shopping credit. While these changes would result in additional annual generation revenue (Met-Ed - $27 million and us - $59 million), overall rates would remain unchanged. On July 30, 2009, the PPUC entered an order approving the 5-year NUG Statement, approving the reduction of the CTC, and directing us and Met-Ed to file a tariff supplement implementing this change. On July 31, 2009, we and Met-Ed filed tariff supplements decreasing the CTC rate in compliance with the July 30, 2009 order, and increasing the generation rate in compliance with our and Met-Ed’s 1998 Restructuring Settlement. On August 14, 2009, the PPUC issued Secretarial Letters approving our and Met-Ed’s compliance filings.

The Offering

Issuer	Pennsylvania Electric Company

Securities Offered	We are offering $ aggregate principal amount of Senior Notes of the following series: • $ % Senior Notes due ; and • $ % Senior Notes due .

Maturity	The Notes will mature on April 1, . The Notes will mature on October 1, .

Interest	Interest on the Notes will accrue at a rate of % per annum. Interest on the Notes will accrue at a rate of % per annum.

Interest Payment Dates	Interest on the Senior Notes will be payable semi-annually in arrears on each April 1 and October 1 beginning on April 1, 2010, and at maturity.

Optional Redemption

Each series of the Senior Notes will be redeemable, in whole or in part, at our option, at any time prior to maturity, at the “make-whole” redemption prices as described under “Description of Senior Notes—Optional Redemption” in this prospectus supplement.

Ranking; Security

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, including other series of our currently outstanding senior notes.

Sinking Fund	There is no sinking fund for the Senior Notes.

Limitation on Liens

Subject to certain exceptions, so long as any Senior Notes are outstanding, we may not issue, assume, guarantee or permit to exist any debt secured by any lien upon any of our operating property, except for certain permitted secured debt, without effectively securing all outstanding senior notes, including the Senior Notes, equally and ratably with that debt (but only so long as such debt is secured). See “Description of Debt Securities—Certain Covenants—Limitation on Liens” in the accompanying prospectus. As of June 30, 2009, our Tangible Assets were $2.1 billion and our Capitalization was $1.6 billion.

Limitation on Sale and Lease-Back Transactions

Subject to certain exceptions, so long as any Senior Notes are outstanding, we may not enter into or permit to exist any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that operating property or the placing in operation of that operating property or of that operating property as constructed or developed or substantially repaired, altered or improved. See “Description of Debt Securities—Certain Covenants—Limitation on Sale and Lease-Back Transactions” in the accompanying prospectus.

Additional Issuances

We may from time to time, without the consent of the holders of our senior notes, create and issue additional senior notes having the same terms and conditions (except for the issue date, issue price and, if applicable, the initial interest payment) as the Senior Notes so that the additional issuance is consolidated and forms a single series with the previously outstanding Senior Notes.

Consolidation, Merger and Sale or Disposition of Assets

The senior note indenture limits our ability to consolidate with or merge into any other entity, or sell or otherwise dispose of our properties as an entirety or substantially as an entirety to, any person. See “Description of Debt Securities—Consolidation, Merger and Sale of Disposition of Assets” in the accompanying prospectus.

Form and Denomination

Each series of the Senior Notes will be represented by a global certificate, or a Global Certificate, deposited with, or on behalf of, The Depository Trust Company, or DTC, or its nominee. See “Description of Senior Notes” in this prospectus supplement. Each series of the Senior Notes will be issuable in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	Proceeds received from the issuance of the Senior Notes will be used to repay short term borrowings.

Ratings

The Senior Notes are expected to be assigned ratings of Baa2 by Moody’s Investors Service, Inc., or Moody’s, and BBB by Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc., or S&P. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the Senior Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change.

Risk Factors	You should carefully read and consider, in addition to matters set forth elsewhere in this prospectus supplement, the information in the “Risk Factors” section beginning on page S-5.

Trustee and Paying Agent	The Bank of New York Mellon, as successor trustee.

Governing Law	The senior note indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

You should consider, in evaluating us, our business and whether to participate in this offering, the following risk factors in addition to the other information presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus to which we refer you for more detailed information on our business, industry, and financial and corporate structure. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Senior Notes directly or our business and financial results and thus indirectly cause the value of the Senior Notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing us or the Senior Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value or trading price of the Senior Notes to decline.

Risks Related to This Offering

We may be able to issue substantially more debt, a portion of which could be secured debt.

The senior note indenture does not limit the amount of the indebtedness we may issue; however, it does limit the amount of secured debt that we are able to issue. We are currently able to incur up to $309.9 million of secured debt under the limitation on liens provision of the senior note indenture. Such secured debt would be senior to the Senior Notes and all other senior notes issued under our senior note indenture which, as of June 30, 2009, are unsecured.

If an active trading market does not develop for the Senior Notes, you may be unable to sell the Senior Notes or to sell them at a price you deem sufficient.

The Senior Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the Senior Notes on any national securities exchange or to arrange for the Senior Notes to be quoted on any automated system. We provide no assurance as to:

•	the liquidity of any trading market that may develop for the Senior Notes;

•	the ability of holders to sell their Senior Notes; or

•	the price at which holders would be able to sell their Senior Notes.

Even if a trading market develops, the Senior Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the Senior Notes;

•	the interest of securities dealers in making a market for the Senior Notes; and

•	our operating results.

If a market for the Senior Notes does not develop, purchasers may be unable to resell the Senior Notes for an extended period of time if at all. Consequently, a holder of Senior Notes may not be able to liquidate its investment readily, and the Senior Notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions of the Securities Act and the Exchange Act.

Risks Related to Our Business and Industry

For a discussion of these risks please see the risks disclosed and discussed in the sections entitled “Risk Factors”, “Executive Summary”, “Management’s Narrative Analysis of Results of Operations” and “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in the accompanying prospectus. The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. In addition to the documents referred to under “Incorporation of Certain Documents by Reference” in the accompanying prospectus, at the date of this prospectus supplement, we incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering, which information will automatically update and supersede the information contained or incorporated by reference in this prospectus supplement.

You may access a copy of any or all of these filings, free of charge, at FirstEnergy’s website (http://www.firstenergy.com) or by writing or calling us at the following address:

Pennsylvania Electric Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attention: Shareholder Services
(800) 736-3402

Information available on FirstEnergy’s website, other than the reports we file pursuant to the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this prospectus supplement or the accompanying prospectus, does not constitute a part of this prospectus supplement or the accompanying prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009 and as adjusted for this offering and to give effect to the use of proceeds from this offering.

	Actual June 30, 2009		As Adjusted June 30, 2009
	($ in thousands) (unaudited)
Common Stockholder’s Equity	$998,815	61.2%	$	%
Long-Term Debt and Other Long-Term Obligations	633,259	38.8%		%

Total Capitalization	$1,632,074	100.0%	$	100.0%

SELECTED FINANCIAL DATA

You should read our selected financial data set forth below in conjunction with our historical consolidated financial statements and the related notes and other financial information contained in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
	(unaudited)	(Dollars in thousands)
Operating Revenues	$720,270	$1,513,629	$1,402,025	$1,148,460	$1,122,025	$1,036,070
Operating Income	80,181	204,473	204,353	175,723	78,144	102,993
Total Assets	2,835,648	2,892,582	2,792,548	2,704,792	2,698,577	2,813,752
Long-Term Debt and Other Long-Term Obligations	633,259	633,132	777,243	477,304	476,504	481,871

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Consolidated Ratio of Earnings to Fixed Charges(1)	3.14	3.32	3.70	3.90	2.02	2.53

(1)

“Earnings” for purposes of the calculation of Ratios of Earnings to Fixed Charges have been computed by adding to “Income before extraordinary items” total interest and other charges, before reduction for amounts capitalized, provision for income taxes and the estimated interest element of rentals charged to income. “Fixed charges” include interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements and the estimated interest element of rentals charged to income.

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated pro forma ratio of earnings to fixed charges for each of the periods indicated. The pro forma ratios give effect to the issuance of the Senior Notes offered hereby and the use of proceeds as described under the “Use of Proceeds” section of this prospectus supplement as if they occurred on January 1, 2009 and January 1, 2008, respectively.

	Six Months Ended June 30, 2009	Year Ended December 31, 2008
Pro Forma Consolidated Ratio of Earnings to Fixed Charges

USE OF PROCEEDS

We estimate that our net proceeds from the issuance and sale of the Senior Notes after giving effect to estimated underwriting discounts and commissions and estimated expenses will be approximately $   million. We intend to use all the net proceeds to repay short-term borrowings. At June 30, 2009, we had short-term borrowings of approximately $428 million, of which approximately $178 million represented our money pool borrowings and approximately $250 million represented our borrowings under our revolver with a weighted average interest rate of approximately 0.83% per annum.

DESCRIPTION OF SENIOR NOTES

The following is a summary of certain terms of the Senior Notes, does not purport to be complete, and is subject to, and qualified in its entirety by, the description of the Senior Notes in the senior note indenture, which is on file with the SEC, and the Trust Indenture Act of 1939. Certain capitalized terms used in this prospectus supplement are defined in the senior note indenture.

General

The Senior Notes will be issued as two new series of senior notes under the senior note indenture, dated as of April 1, 1999, or the senior note indenture, between us and The Bank of New York Mellon, as successor trustee. All of the Senior Notes outstanding under the senior note indenture will be our unsecured general obligations and will rank equally with our other unsecured and unsubordinated indebtedness. Other than as described in this prospectus supplement, we will not issue any secured debt without securing the Senior Notes and all of our other outstanding Senior Notes equally and ratably with such secured debt. See “—Certain Covenants of the Company” below.

There is no limitation on the amount of Senior Notes that may be issued under the senior note indenture. Under the senior note indenture, all senior notes of any one series need not be issued at the same time, and a series may be reopened for issuances of additional senior notes of such series. This means that we may from time to time, without the consent of the existing holders of the senior notes of any series, create and issue further senior notes having the same terms and conditions as the Senior Notes offered hereby in all respects, except for issue date, issue price and, if applicable, the initial interest payment. Additional Senior Notes issued in this manner will be consolidated with, and will form a single series with, the Senior Notes offered hereby.

The senior note indenture provides that we will not issue any additional first mortgage bonds under our Mortgage and Deed of Trust, dated as of January 1, 1942, or the Mortgage.

The Senior Notes will be issued in book-entry form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity, Interest Rate and Interest Payment Dates

The   Notes will mature on April 1,     and the   Notes will mature on October 1,     , in each case, unless earlier redeemed as described under “—Optional Redemption” below.

Interest on the Senior Notes of each series will:

•	be payable in U.S. dollars at the rate of % per annum with respect to the Notes and at the rate of % per annum with respect to the Notes;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable semi-annually in arrears on each April 1 and October 1 beginning on April 1, 2010 and at the respective maturity dates;

•	initially accrue from, and include, the date of original issuance (i.e., September , 2009); and

•

be paid to the person in whose names the Senior Notes are registered at the close of business on the regular record date, which is the business day immediately preceding the applicable interest payment date, so long as the Senior Notes are issued in book-entry only form. Otherwise, the record date will be the fifteenth calendar day next preceding the applicable interest payment date. We shall not be required to make transfers or exchanges of Senior Notes for a period of 15 calendar days next preceding an interest payment date.

Optional Redemption

The Senior Notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of such Senior Notes being redeemed, or

•

as determined by the Independent Investment Banker (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus     basis points with respect to the   Notes and   basis points with respect to the   Notes,

plus, in each case, accrued and unpaid interest on such Senior Notes to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from these yields on a straight line basis, rounding to the nearest month); or

•

if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities (“Remaining Life”).

“Comparable Treasury Price” means (i) the average of three Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•

each of Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means, with respect to the Senior Notes to be redeemed, the remaining scheduled payments of principal of and interest on such Senior Notes that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Senior Notes, the amount of the next succeeding scheduled interest payment on such Senior Notes will be reduced by the amount of interest accrued on such Senior Notes to such redemption date.

We will notify the senior note trustee of any redemption at least 45 days before the redemption date. The senior note trustee will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Senior Notes to be redeemed.

Unless we default in payment of the redemption price and accrued interest, on and after the redemption date, interest will cease to accrue on the Senior Notes or any portion of the Senior Notes called for redemption. On or before the redemption date, we will deposit with a paying agent (or the senior note trustee) money sufficient to pay the redemption price of and accrued interest on the Senior Notes to be redeemed on such date. If less than all the Senior Notes are to be redeemed, the Senior Notes to be redeemed shall be selected by the senior note trustee by such method as the senior note trustee shall deem fair and appropriate.

The Senior Notes will not be subject to a sinking fund.

We may at any time purchase Senior Notes at any price in the open market or otherwise. Senior Notes so purchased by us may be surrendered to the senior note trustee for cancellation.

Book-Entry

Global Notes

Each series of the Senior Notes will initially be represented by Global Certificates which will be issued in definitive, fully registered, book-entry form. The Global Certificate will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the Global Certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the Global Certificates through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, or Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the Global Certificates on behlf of their participants, through customer securities accounts in Clearstream’s or Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold those positions in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York

Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants.

•	The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

•

Purchases of Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note, or Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

•

To facilitate subsequent transfers, all Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

•

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

•

Redemption notices shall be sent to DTC. If less than all of the Senior Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

•

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Senior Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

•

Redemption proceeds, distributions, and dividend payments on the Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our or the Trustee’s responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

•

DTC may discontinue providing its services as depository with respect to the Senior Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, certificated Senior Notes are required to be printed and delivered.

•

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated Senior Notes will be printed and delivered to DTC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We expect that under procedures established by DTC:

•

upon deposit of the Global Certificate with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the Senior Notes; and

•

ownership of the Senior Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Senior Notes represented by a Global Certificate to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Senior Notes represented by a Global Certificate to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Certificate, DTC or that nominee will be considered the sole owner or holder of the Senior Notes represented by that Global Certificate for all purposes under the indenture and under the Senior Notes. Except as provided below, owners of beneficial interests in a Global Certificate will not be entitled to have Senior Notes represented by that Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of certificated Senior Notes and will not be considered the owners or holders thereof under the indenture or under the Senior Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a Global Certificate must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Senior Notes under the indenture or a Global Certificate.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Senior Notes.

Payments on the Senior Notes represented by the Global Certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Senior Notes represented by a Global Certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Certificates as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Certificates held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the Senior Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Payments on the Senior Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Senior Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Senior Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions in the Senior Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of the Senior Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Senior Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Senior Notes to each person that DTC identifies as the beneficial owner of the Senior Notes represented by a Global Certificate upon surrender by DTC of the Global Certificates if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such Global Certificate or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated Senior Notes; or

•	we determine not to have the Senior Notes represented by such Global Certificate.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Senior Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Senior Notes to be issued.

UNDERWRITING

Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the principal amount of Senior Notes set forth opposite each underwriter’s name.

Underwriter	Principal Amount of Notes	Principal Amount of Notes
Banc of America Securities LLC	$	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Senior Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Senior Notes offered hereby if any Senior Notes are taken.

The underwriters initially propose to offer part of the Senior Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at the public offering price less a concession not in excess of  % of the principal amount of the  Notes and  % of the principal amount of the  Notes. Any underwriter may allow, and any dealer may re-allow, a concession not in excess of  % of the principal amount of the  Notes and  % of the principal amount of the  Notes to other underwriters or to certain dealers. After the initial offering of the Senior Notes, the offering price and other selling terms of the Senior Notes may from time to time be varied by the underwriters. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters right to reject orders in whole or in part.

Under the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering of the Senior Notes, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Senior Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Senior Notes. In addition, the underwriters may bid for, and purchase, the Senior Notes in the open market to cover short positions or to stabilize the price of the Senior Notes. Any of these activities may stabilize or maintain the market price of the Senior Notes above independent market levels, but no representation or prediction is made of the magnitude or the direction of any effect that the transactions described above may have on the market price of the Senior Notes. The underwriters are not required to engage in these activities, and, if commenced, may end any of these activities at any time without notice.

The Senior Notes will be a new issue of securities for which currently there is no trading market. We do not intend to apply for the listing or quotation of the Senior Notes on any securities exchange or market. Although the underwriters have indicated that they intend to make a market in the Senior Notes in a manner permitted under applicable securities laws, the underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance as to the existence, development, maintenance, or liquidity of any trading market for the Senior Notes.

We estimate that we will incur offering expenses of approximately $327,900.

The underwriters or their respective affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, financial advisory or other services to us and our affiliates for which they have received, or expect to receive, customary fees.

Selling Restrictions

United Kingdom

Each underwriter (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any Senior Notes in circumstances in which section 21(1) of the FSMA does not apply to us, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, as defined below, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, the Senior Notes will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Senior Notes to the public may be made to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior written consent of the underwriters; or

(d)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Senior Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Senior Notes to the public” in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase the Senior Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Senior Notes offered by this prospectus supplement are being passed upon for us by Wendy E. Stark, Esq., our Associate General Counsel, and by Akin Gump Strauss Hauer & Feld LLP, New York, New York, our special counsel, and for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York. As of September 1, 2009, Ms. Stark beneficially owned 5,768.030 shares of common stock of our parent, FirstEnergy, including 3,889 shares of unvested restricted stock units. Morgan, Lewis & Bockius LLP, New York, New York has in the past represented, and continues to represent us, FirstEnergy and certain of our affiliates on other matters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to our unaudited financial information for the three-month periods ended March 31, 2009 and 2008 and for the three-month and six-month periods ended June 30, 2009 and 2008, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2009 and August 3, 2009, respectively incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

Debt Securities

This prospectus relates to debt securities that Pennsylvania Electric Company may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions that we will determine at the time of the offering.

We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in these securities involves certain risks. See “ Risk Factors” on page 1 to read about factors you should consider before buying our securities.

We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. See the “Plan of Distribution” section beginning on page 10 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 22, 2008

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell our securities.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. The prospectus supplement may also add to, update or change information contained in this prospectus, including information about us. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

In this prospectus, unless the context indicates otherwise, the words “Penelec,” “the company,” “we,” “our,” “ours” and “us” refer to Pennsylvania Electric Company and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus and the periodic reports and other documents that are incorporated by reference in this prospectus contain forward-looking statements based on information currently available to us. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are in some cases beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	the speed and nature of increased competition and deregulation in the electric utility industry;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices and availability;

•	replacement power costs being higher than anticipated or inadequately hedged;

•	our ability to continue to collect transition and other charges or to recover increased transmission costs;

•	maintenance costs being higher than anticipated;

•	other legislative and regulatory changes (including revised environmental requirements);

ii

•	the impact of the U.S. Court of Appeals’ July 11, 2008 decision to vacate the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place;

•

the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the consent decree resolving the new source review litigation or other potential regulatory initiatives;

•

adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission and the Pennsylvania Public Utility Commission;

•

the timing and outcome of various proceedings before the Pennsylvania Public Utility Commission (including the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Pennsylvania Electric Company);

•	the continuing availability and operation of generating units and their ability to operate at, or near full capacity;

•	our ability to comply with applicable state and federal reliability standards;

•	our ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives);

•	our ability to improve electric commodity margins and to experience growth in the distribution business;

•	our ability to access the public securities and other capital markets and the cost of such capital;

•

the risks and other factors discussed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated herein by reference and in this prospectus or any prospectus supplement under the heading “Risk Factors”; and

•	other similar factors.

Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factors on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward- looking statements. The foregoing review of factors should not be construed as exhaustive.

iii

THE COMPANY

We are a wholly-owned electric utility operating subsidiary of FirstEnergy Corp., or FirstEnergy. FirstEnergy is a diversified energy company headquartered in Akron, Ohio. We engage in the distribution and sale of electric energy in an area of approximately 17,600 square miles in northern and central Pennsylvania. We also engage in the sale, purchase and interchange of electric energy with other electric companies. The area we serve has a population of approximately 1.7 million. As lessee of the property of our subsidiary, the Waverly Electric Light & Power Company, we also serve a population of approximately 8,400 in Waverly, New York and its vicinity.

We are a Pennsylvania corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds we receive from issuance of these debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of debt securities. General corporate purposes may include, but are not limited to, financing and operating activities, capital expenditures, acquisitions, maintenance of our assets and refinancing our existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

Other Data	Year Ended December 31,					Six Months Ended June 30,
	2003	2004	2005	2006	2007	2007	2008
Consolidated Ratio of Earnings to Fixed Charges	2.11	2.53	2.02	3.90	3.70	4.46	3.20

For purposes of the calculation of our consolidated ratio of earnings to fixed charges, “earnings” have been computed by adding to “Income before extraordinary items” total interest and other charges, before reduction for amounts capitalized, provision for income taxes and the estimated interest element of rentals charged to income, and “fixed charges” include interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements and the estimated interest element of rentals charged to income.

DESCRIPTION OF DEBT SECURITIES

The debt securities that we may offer from time to time by this prospectus will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt under an indenture, dated as of April 1, 1999, as supplemented, between us and The Bank of New York Mellon as successor trustee. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of a series of debt securities and the extent, if any, to which such particular terms modify the terms of the indenture or otherwise vary from the terms and provisions set forth below will be described in the prospectus supplement relating to those debt securities.

The indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. You should read the indenture incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements. Certain capitalized terms used in this prospectus are defined in the indenture.

If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

There is no requirement under the indenture that future issues of our debt securities be issued under the indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities. The provisions of any such other indentures or documentation will be described in the applicable prospectus supplement.

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue under the indenture. The indenture provides that the debt securities may be issued in one or more series. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a board resolution or one or more officer’s certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the particular series of debt securities offered thereby:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any;

•	the currency or currency unit of payment if other than United States dollars;

•

the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	our right, if any, to extend interest payment periods and the duration of any extension;

•	any redemption, repayment or sinking fund provisions;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the denominations in which the debt securities will be issuable;

•	the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

•

any addition to or change in the events of default set forth in the indenture applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants set forth in the indenture; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

Events of Default

The following constitute events of default under the indenture:

•	default in the payment of principal of and premium, if any, on any senior note when due and payable;

•	default in the payment of interest on any senior note when due, which continues for 60 days;

•

default in the performance or breach of any of our other covenants or agreements in the senior notes or in the indenture and the continuation of the default for 90 days after we have received written notice of the default either from the trustee or from the holders of at least 33% in aggregate principal amount of the outstanding senior notes; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us.

If an event of default occurs and is continuing, either the trustee or the holders of a majority in aggregate principal amount of the outstanding senior notes may declare the principal amount of and interest on all of the senior notes to be due and payable immediately. At any time after an acceleration of the senior notes has been declared, and before any judgment or decree for the payment of the monies due has been obtained or entered, if we pay or deposit with the trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due on the senior notes otherwise than by acceleration and all amounts due to the trustee and all defaults have been cured or waived, then our payment or deposit will cause an automatic waiver of the event of default and its consequences and will cause an automatic rescission and annulment of the acceleration of the senior notes.

The indenture provides that the trustee generally will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the senior notes unless those holders have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the outstanding senior notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The holders of a majority in aggregate principal amount of the outstanding senior notes generally will have the right to waive any past default or event of default (other than a default in the payment of principal or any premium or interest on the senior notes) on behalf of all holders of the senior notes. The indenture provides that no holder of the senior notes may institute any action against us under the indenture unless it has previously given to the trustee written notice of the occurrence and continuance of an event of default and unless the holders of a majority in aggregate principal amount of the senior notes then outstanding affected by the event of default have requested the trustee to institute the action and have offered the trustee reasonable indemnity, and the trustee has not instituted the action within 60 days of the request. Furthermore, no holder of the senior notes will be entitled to institute any action if and to the extent that the action would affect, disturb or prejudice the rights of other holders of the senior notes. Notwithstanding that the right of a holder of the senior notes to institute a proceeding with respect to the indenture is subject to certain conditions precedent, each holder of a senior note has the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on the senior note when due and to institute suit for the enforcement of such payment, and those rights may not be impaired without the consent of such holders.

The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to the senior notes, is required to give holders of the senior notes notice of any default known to the trustee, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any senior notes, the trustee may withhold notice if it determines in good faith that it is in the interest of holders of those senior notes to do so. We are required to deliver to the trustee each year an officer’s certificate as to whether or not we are in compliance with the conditions and covenants under the indenture.

Modification with Consent of Holders

Modification and amendment of the indenture by an indenture or indentures supplemental thereto may be effected by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding senior notes, provided that no modification or amendment may, without the consent of the holder of each outstanding senior note affected by such modification or amendment,

•	change the maturity date of such senior notes;

•	reduce the rate or extend the time of payment of interest on such senior notes;

•	reduce the principal amount of, or premium payable on, such senior notes;

•	change the coin or currency of any payment of principal of, or premium, if any, or interest on, such senior notes;

•

change the date on which such senior notes may be redeemed or repaid at the option of their holders or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to such senior notes; or

•	modify the foregoing requirements or reduce the percentage of outstanding senior notes necessary to modify or amend the indenture or to waive any past default to less than a majority.

Modification without Consent of Holders

Modification and amendment of the indenture by an indenture or indentures supplemental thereto may be effected by us and the trustee without the consent of the holders of any senior notes:

•

to change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there is no senior note outstanding created prior to the execution of such supplemental indenture effecting the change or elimination which senior note is entitled to the benefit of the applicable provision or such change or elimination is applicable only to senior notes issued after the effective date of the change or elimination;

•	to establish the form of senior notes as permitted by the indenture or to establish or reflect any terms of any senior note determined pursuant to a company order;

•	to evidence the succession of another corporation to us as permitted by the indenture, and the assumption by any successor of our covenants in the indenture and the senior notes;

•	to specify further the duties and responsibilities of, and to define further the relationship among the trustee, any Authenticating Agent and any paying agent;

•	to grant to or confer upon the trustee for the benefit of the holders of senior notes any additional rights, remedies, powers or authority;

•	to permit the trustee to comply with any duties imposed upon it by law;

•

to add to our covenants for the benefit of the holders of senior notes, to add to the security for the senior notes, to surrender a right or power conferred on us in the indenture or to add any event of default;

•	to comply with our obligations related to the limitations on liens;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interest of the holders of senior notes in any material respect; or

•	to make any other change that is not prejudicial to the holders of the senior notes in any material respect.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of the senior notes, or which modifies the rights of the holders of the senior notes of one or more series with respect to that covenant or provision, will be deemed not to affect the rights under the indenture of the holders of the senior notes of any other series.

Defeasance and Discharge

The indenture provides that we will be discharged from any and all obligations in respect to the senior notes and the indenture (except for certain obligations such as obligations to register the transfer or exchange of the senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, we paid or caused to be paid the principal of and premium, if any, and interest on all outstanding senior notes, as and when the same shall have become due and payable, we shall have delivered to the trustee for cancellation the outstanding senior notes, or we have irrevocably deposited with the trustee, in trust for the benefit of the holders of senior notes, money or certain United States government obligations, or any combination of money and certain United States government obligations, which will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on, the senior notes on the dates payments are due in accordance with the terms of the indenture and the senior notes; provided that unless all of the senior notes mature within 90 days of the deposit by redemption or otherwise, we will also have delivered to the trustee an opinion of counsel to the effect that the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the indenture. After we have been discharged from our obligations under the indenture, the holders of the senior notes may look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

We may not consolidate with or merge into any other corporation or entity or sell or otherwise dispose of our properties as or substantially as an entirety to any person unless, among other things,

•	the successor or transferee corporation is a corporation or other entity organized and existing under the laws of the United States or any state of the United States or the District of Columbia; and

•

the successor or transferee corporation or other entity assumes by supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on the senior notes and the performance of every covenant of the indenture to be performed or observed by us.

Upon any consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, permissible under the provision described in the immediately preceding paragraph, the successor corporation formed by the consolidation or into which we are merged or to which the transfer is made will succeed to us, and be substituted for us, and may exercise every right and power of ours, under the indenture with the same effect as if the successor corporation had been named as Pennsylvania Electric Company in the indenture, and we will be released from all obligations under the indenture. For purposes of the indenture, the conveyance or other transfer by us of (i) all or any portion of our facilities for the generation of electric energy or (ii) all of our facilities for the transmission of electric energy, in each case considered alone or in any combination with properties described in the other clause, will in no event be deemed to constitute a conveyance or other transfer of all our properties, as or substantially as an entirety.

Certain Covenants

Limitation on Liens

The indenture provides that, so long as any senior notes are outstanding, we may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien, or Lien, of or upon any of our Operating Property (as defined below), whether owned at the date of the indenture or subsequently acquired, without effectively securing such senior notes (together with, if we so determine, any of our other indebtedness ranking equally with such senior notes) equally and ratably with that Debt (but only so long as that Debt is so secured).

The foregoing restriction will not apply to:

(a)	Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

(b)

Liens on operating property of a corporation existing at the time the corporation is merged into or consolidated with, or at the time the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

(c)

Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

(d)

Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property;

(e)	Liens under the Mortgage, where such Debt has been issued for the purposes of any transaction described in clause (4) above;

(f)	Liens to compensate the trustee as provided in the indenture; or

(g)

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (6), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (6), must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

However, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with the principal amount of all other of our secured Debt (not including secured Debt permitted under any of the foregoing restrictions) and the Value (as defined below) of all Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions that, if such Sale and Lease-Back Transaction had been a Lien, would have been permitted under any of the foregoing restrictions and Sale and Lease-Back Transactions that are permitted by the first sentence of “—Limitation on Sale and Lease-Back Transactions” below), does not exceed the greater of 15% of Tangible Assets and 15% of Capitalization (as those terms are defined below). As of June 30, 2008, our Tangible Assets were $2.0 billion and our Capitalization was $1.7 billion.

Limitation on Sale and Lease-Back Transactions

The indenture provides that so long as any senior notes are outstanding, we may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property, if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

This restriction will not apply if:

•

we would be entitled pursuant to any of the provisions described in clauses (1) to (7) of the second paragraph under “—Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the senior notes; or

•

after giving effect to a Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the third paragraph under “—Limitation on Liens,” $1.00 of additional Debt secured by Liens (other than Liens permitted by the provisions described in clauses (1) to (7) of the second paragraph under “—Limitation on Liens”); or

•

we apply within 180 days after the effective date of the Sale and Lease-Back Transaction an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our board of directors) of the Operating Property so leased, to the retirement of senior notes or other Debt of ours ranking equally with the senior notes, subject to reduction by an amount equal to the principal amount, plus premium or fee, if any, paid in connection or with any redemption in accordance with the terms of Debt voluntarily retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

Certain Definitions

Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full description of all such terms, as well as any other terms used herein for which no definition is provided.

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock held in our treasury. Capitalization will be determined in accordance with GAAP, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a basis consistent with those used in the preparation of our financial statements.

“Operating Property” means (i) any interest in real property owned by us and (ii) any asset owned by us that is depreciable in accordance with GAAP excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on our books in accordance with GAAP.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the indenture.

“Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Tangible Assets will be determined in accordance with GAAP and practices applicable to the type of business in which we are engaged and that are approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction and (ii) the net book value of the property leased, as determined by us in accordance with GAAP, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

Resignation or Removal of Senior Note Trustee

The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and that resignation will take effect immediately upon the later of the appointment of a successor trustee and the day specified by the trustee.

The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of the then outstanding senior notes. In addition, so long as no event of default under the indenture or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon written notice to the holder of each senior note outstanding and the trustee, and upon the appointment of a successor trustee.

Concerning the Senior Note Trustee

The Bank of New York Mellon is the trustee under the indenture. The indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the trustee as such. The trustee is also a depositary of ours and certain of our affiliates and has in the past made, and may in the future make, periodic loans to us and certain of our affiliates.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry note in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

The certificates representing the debt securities, or Global Certificates, will be issued in fully registered form, without coupons. The debt securities will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee in the form of one or more Global Certificates or will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee. Upon the issuance of the Global Certificate, DTC or its nominee will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Certificate for all purposes under the indenture and the debt securities. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

Payments of the principal of, premium, if any, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants and neither we, the trustee or any paying agent will have any responsibility therefor.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated Senior Note for any reason, including to sell debt securities to persons in jurisdictions which require such delivery of such debt securities or to pledge such debt securities, such holder must transfer its interest in a Global Certificate in accordance with DTC’s applicable procedures, or the procedures set forth in the indenture.

DTC will take any action permitted to be taken by a holder of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the debt securities, DTC will exchange a Global Certificate for certificated debt securities, which it will distribute to its participants.

DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the debt securities represented by a Global Certificate among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by us within 90 days, we will issue certificated debt securities in exchange for a Global Certificate.

All payments of principal and interest will be made by us in immediately available funds.

Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the debt securities that are not certificated debt securities will trade in DTC’s Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

The information under this caption “—Depositary Arrangements” concerning DTC and DTC’s book-entry system has been obtained from information provided by DTC. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. The operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. You are urged to contact DTC or its participants directly to discuss these matters.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Wendy E. Stark, Esq., Associate General Counsel of our parent corporation, FirstEnergy, and Akin Gump Strauss Hauer & Feld LLP, New York, New York. As of August 31, 2008, Ms. Stark owned approximately 6,186.857 shares of common stock of FirstEnergy, and 3,618.72 shares of unvested restricted stock units. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to our unaudited financial information for the three-month periods ended March 31, 2008 and 2007 and for the three-month and six-month periods ended June 30, 2008 and 2007, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2008 and August 7, 2008 for the quarter ended March 31, 2008 and for the quarter and six-month periods ended June 30, 2008, respectively, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents without restating them in this prospectus. The information incorporated by reference is considered to be part of this prospectus. The information in this prospectus is not complete, and should be read together with the information incorporated herein by reference. We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus and before completion of this offer, which information will automatically update and supersede the information contained or incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to:

Pennsylvania Electric Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attention: Shareholder Services
(800) 736-3402

The incorporated reports and other documents may also be accessed at the websites mentioned under the heading “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC under the Exchange Act. These reports and other information can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This material is also available from the SEC’s website at http://www.sec.gov or from the website of our parent, FirstEnergy, at http://www.firstenergycorp.com/ir. Information available on FirstEnergy’s website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

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Prospectus Supplement
September     , 2009

Joint Book-Running Managers
BofA Merrill Lynch	Citi	J.P. Morgan	Wells Fargo Securities